Exhibit 10.3

EXECUTION COPY

XINYUAN REAL ESTATE CO., LTD.

SECURITIES PURCHASE AGREEMENT (THE “AGREEMENT”)

April 13, 2007

Merrill Lynch International

Merrill Lynch Financial Center

2 King Edward Street

London EC1A 1HQ

England

Ladies and Gentlemen:

Xinyuan Real Estate Co., Ltd., a company incorporated with limited liability in the Cayman Islands (the “Company”), Xinyuan Real Estate, Ltd., a company incorporated with limited liability in the Cayman Islands, which is a 100% owned subsidiary of the Company (the “Cayman Subsidiary”), and the other Group Companies (as defined in Section 4 hereof) and Mr. ZHANG Yong and Ms. YANG Yuyan (together with Mr. ZHANG Yong, the “Controlling Shareholders”) hereby agree with the Purchaser (as defined below) as follows:

1. Authorization and Issuance of Securities.

The Company has authorized the issuance and sale of either:

(a)	(x) up to 750 Units (the “Units”) each consisting of a US$100,000 principal amount Senior Floating Rate Note due 2010 (a “HY Note”) and one warrant (a “Warrant”) representing the right to purchase a certain number of the Company’s common shares, par value US$ 0.0001 (the “Common Shares”), as calculated in the Warrant Agreement (as defined below), and (y) US$25,000,000.00 aggregate principal amount of its 2% Convertible Subordinated Notes due 2012 with principal amount of US$100,000 each (the “Convertible Notes”, and together with the HY Notes, the “Notes”), convertible into Common Shares at an initial conversion rate of 38,388.48 Common Shares per US$100,000 Note; or

(b)	up to 1,000 Units.

Subject to the terms and conditions of this Agreement, the Company will, at the Closing provided for in Section 3 hereof, issue and sell to Merrill Lynch International (the “Purchaser”) and the Purchaser will purchase from the Company, either (i) 250 Units at the purchase price of $24,812,500.00, or (ii) US$25,000,000.00 aggregate principal amount of Convertible Notes at the purchase price of $25,000,000.00 (with the actual purchase price actually paid referred to as the “Purchase Price”). In furtherance of the foregoing, no later than two (2) Business Days prior to the Closing, Purchaser will notify the Company in writing of its intention to purchase either the Units or the Convertible Notes, and thereafter, Schedule I hereto shall be revised to reflect the actual number of Units or Convertible Notes, as the case may be, to be purchased at the Closing.

Contemporaneously with entering into this Agreement, the Company is entering into separate Securities Purchase Agreements (the “Other Agreements”) substantially similar to this Agreement with each of the other purchasers named in Schedule I (the “Other Purchasers”), providing for (i) the sale at the “Closing Date” (as set forth in the Other Agreements) to each of the Other Purchasers of the Units specified opposite its name in Schedule I. The Purchaser’s obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and the Purchaser shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

The HY Notes are to be issued pursuant to the provisions of an indenture (the “HY Note Indenture”), to be dated as of April 13, 2007 (the “Initial Closing Date”), by and between the Company, and The Hongkong and Shanghai Banking Corporation Limited, as trustee (the “Trustee”), substantially in the form attached hereto as Exhibit A-1, and the Convertible Notes are to be issued pursuant to the provisions of an indenture (the “Convertible Note Indenture”, and together with the HY Note Indenture, the “Indentures”), to be dated as of the Initial Closing Date, by and between the Company and the Trustee, substantially in the form attached hereto as Exhibit A-2. The Warrants will be issued pursuant to the provisions of a warrant agreement (the “Warrant Agreement”), to be dated as of Initial Closing Date, by and between the Company and The Hongkong and Shanghai Banking Corporation Limited, as the warrant agent, substantially in the form attached hereto as Exhibit B. As used herein, the term “Securities” shall mean, collectively, the Notes, the Warrants, the Common Shares issuable upon the conversion of the Convertible Notes (the “Conversion Shares”), the Common Shares issuable upon the exercise of the Warrants (the “Warrant Shares”) and the Guarantees (as defined below), if any.

Capitalized terms used but not defined herein shall have the meanings given to such terms in the Indentures.

2. Terms of Offering. Pursuant to the Indentures, the Company shall cause all future direct and indirect subsidiaries of the Company (each, a “Guarantor”), but not including any subsidiaries of the Company organized in the People’s Republic of China (“PRC”) unless a change in PRC law or interpretation in PRC law permits such guarantees without government approval, to irrevocably and unconditionally guarantee to the Purchaser, the Other Purchasers and to the Trustee the payment and performance of the Company’s obligations under the HY Notes on a senior secured basis, and the Convertible Notes on a subordinated basis (collectively, the “Guarantees”).

The HY Notes will be secured by (i) a perfected first-priority Lien on all of the equity interests of the Cayman Subsidiary pursuant to a share pledge agreement to be dated as of the Initial Closing Date among The Hongkong and Shanghai Banking Corporation Limited, as the collateral agent (in such capacity, the “Offshore Collateral Agent”), the Company and the Cayman Subsidiary, substantially in the form attached hereto as Exhibit C-1 (the “Offshore Share Pledge Agreement”), (ii) subject to the approval of the requisite Governmental Authority and only to the extent permissible and reasonably practicable on or before October 30, 2007, a perfected Lien on all of the equity interests of the WFOE (as defined below) pursuant to a share pledge agreement between The Hongkong and Shanghai Banking Corporation Limited, as the collateral agent (in such capacity, the “Onshore Collateral Agent”) and the Cayman Subsidiary, substantially in the form attached hereto as Exhibit C-2 (the “Onshore Share Pledge Agreement”), and (iii) subject to the approval of the requisite Governmental Authority and only to the extent permissible and reasonably practicable and on or before June 30, 2007, a perfected Lien on the loan receivables, if any, payable by the WFOE to the Cayman Subsidiary pursuant to a Pledge and Security Agreement to be dated as of the Initial Closing Date between The Hongkong and Shanghai Banking Corporation Limited, as the collateral agent (in such capacity, the “Note Collateral Agent”, together with the Offshore Collateral Agent and the Onshore Collateral Agent, the “Collateral Agents”)

and the Cayman Subsidiary, substantially in the form attached hereto as Exhibit C-3 (the “Note Pledge Agreement”, together with the Offshore Share Pledge Agreement and the Onshore Share Pledge Agreement, the “Security Documents”). The Convertible Notes will be secured by (x) a perfected second-priority Lien on all the equity interests of the Cayman Subsidiary pursuant to the Offshore Share Pledge Agreement, (y) subject to the approval of the requisite Governmental Authority and only to the extent permissible and reasonably practicable on or before October 30, 2007, a perfected Lien on all of the equity interests of the WFOE (as defined below) pursuant to the Onshore Share Pledge Agreement that will be subordinate to the rights of the holders of the HY Notes pursuant to an intercreditor agreement, substantially in the form attached hereto as Exhibit D (the “Intercreditor Agreement”), and (z) subject to the approval of the requisite Governmental Authority and only to the extent permissible and reasonably practicable and on or before June 30, 2007, a perfected Lien on the loan receivables, if any, payable by the WFOE to the Company pursuant to the Note Pledge Agreement that will be subordinate to the rights of the holders of the HY Notes pursuant to the Intercreditor Agreement.

The Units and the Convertible Notes will be offered and sold to the Purchaser pursuant to Regulation S of the U.S. Securities Act of 1933, as amended (the “Act”). Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Units, the Convertible Notes, the Warrant Shares and the Conversion Shares shall bear the legends relating to the offer and the sale of the Notes, the Warrant Shares and the Conversion Shares as required by Regulation S under the Act or any other applicable laws or regulations relating to the issuance of the Securities.

The Company has prepared a private placement memorandum, dated April 2007 (including all annexes, exhibits and schedules thereto and any amendment or supplement thereto, the “Offering Memorandum”) relating to the offer and sale of the Units and the Convertible Notes.

Holders of the Warrant Shares and Conversion Shares will have the registration rights set forth in the equity registration rights agreement (the “Registration Rights Agreement”) to be dated the Initial Closing Date among the Company, the holders of the Units and the holders of the Convertible Notes in the form attached hereto as Exhibit E.

This Agreement, the Indentures, the Notes, the Guarantees, the Security Documents, the Warrant Agreement, the Registration Rights Agreement, and the account agreement to be entered into by and among the WFOE, Industrial and Commercial Bank of China and the Trustee dated the Initial Closing Date in the form attached hereto as Exhibit F (the “Onshore Account Agreement”) are, collectively, referred to herein as the “Documents.”

3. Purchase, Sale and Delivery. The issuance and sale of the Units or the Convertible Notes, as the case may be, to be purchased by the Purchaser pursuant to this Agreement shall occur at the Shanghai office of Weil, Gotshal & Manges LLP, at 4:00 p.m., Shanghai time, at a closing (the “Closing”) on April 20, 2007 or on such other Business Day thereafter as may be agreed upon in writing by the Company and the Purchaser (such date referred to herein as the “Closing Date”). At the Closing, the Company shall deliver to the Purchaser one or more global certificates representing each of the HY Notes and Warrants or the Convertible Notes, as the case may be, registered in such names and denominations as the Purchaser may request (on not less than two (2) Business Days prior written notice to the extent such name is different from the Purchaser), against payment by the Purchaser of the aggregate Purchase Price in the amount set forth opposite such Purchaser’s name on Schedule I by immediately available federal funds bank wire transfer to such bank account or accounts as the Company shall have theretofore designated to the Purchaser. The HY Notes, and Warrants or the Convertible Notes, as the case may be, each to be represented by one or more global certificates in book-entry form, will be deposited on the Closing Date, by or on behalf of the Company, with the Trustee as common depositary for Clearstream Banking, societe anonyme (or any successor securities agency) (“Clearstream”) and Euroclear Bank, S.A./N.V. (or any successor securities clearing agency) (“Euroclear”, together with Clearstream, the “Clearing Facilities”), or its designated custodian, and registered in the name of the Trustee for further credit to Purchaser’s account. If at the Closing the Company shall fail to tender such Securities to the Purchaser as provided above in this Section 3, or any of the conditions to be fulfilled by the Company specified in Section 7(i) hereof shall not have been fulfilled to the satisfaction of the Purchaser, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Purchaser may have by reason of such failure or such nonfulfillment. If, subject to the satisfaction (or waiver by the Purchaser) by the Company of all of the conditions specified in Section 7(i), at the Closing, the Purchaser shall fail to make payment of the Purchase Price to, or as directed by, the Company as provided above in this Section 3, or any of the other conditions to be fulfilled by the Purchaser specified in Section 7(ii) shall not have been fulfilled to the satisfaction of (or waived by) the Company, the Company shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Company may have by reason of such failure or such non-fulfillment.

4. Representations and Warranties of the Group Companies and the Controlling Shareholders. Each of the Company, the Cayman Subsidiary, Xinyuan (China) Real Estate Co., Ltd., a wholly-owned subsidiary of the Company, incorporated under the laws of the People’s Republic of China (the “WFOE”) and the other Group Companies listed on Schedule II attached hereto (together with the Company, the Cayman Subsidiary, the WFOE and any other Subsidiary (as defined in Section 4(b)(i) below), the “Group Companies”) and the Controlling Shareholders, jointly and severally, represents and warrants to the Purchaser that, except as set forth in the disclosure schedule (the “Disclosure Schedule”) attached hereto as Exhibit G which exceptions shall be deemed to part of the representations and warranties made hereunder, the following representations and warranties are true and correct and will on the Closing Date be true and correct. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 4.

(a)	Intentionally Omitted.

(b)	Ownership of Shares of Subsidiaries.

(i)	Schedule 4(b)(i) of the Disclosure Schedule contains (except as noted therein) complete and correct lists of each individual partnership, limited liability company, joint venture, corporation, association, trust or any other entity or organization (collectively, a “Person”) in which the Company (i) owns, directly or indirectly, a majority of its capital stock or similar equity interests or (ii) otherwise maintains, directly or indirectly, control over management, operations and decision-making processes (each, a “Subsidiary” and collectively, the “Subsidiaries”), showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

(ii)	All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 4(b)(i) of the Disclosure Schedule as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien.

(iii)	No Subsidiary is a party to, or otherwise subject to any legal or regulatory restriction or any agreement (other than this Agreement, the restrictions disclosed in Schedule 4(b)(iii) of the Disclosure Schedule, and limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends or make any other similar distributions to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

(iv)	Schedule 4(b)(iv) of the Disclosure Schedule shows the correct names of the Group Companies, the jurisdictions of their respective organizations, and the percentage of shares of each class of their respective capital stock or similar equity interests outstanding owned by their respective shareholders. All of the outstanding shares of capital stock or similar equity interests of the Group Companies shown in Schedule 4(b)(iv) of the Disclosure Schedule as being owned by their respective shareholders have been validly issued, are fully paid and non-assessable and are owned by such shareholders free and clear of any Lien. Except pursuant to the Controlling Shareholders’ ownership interest in the Company or as otherwise set forth on Schedule 4(b)(iv) of the Disclosure Schedule, none of directors or executive officers of the Group Companies holds, directly or indirectly, any beneficial ownership interest in any of the Subsidiaries.

(v)	Except for the Company’s indirect ownership interest of forty-five percent (45%) of the total equity interest of Zhenzhou Jiantou Xinyuan Real Estate Co., Ltd. (the “JV”), the Company does not, directly or indirectly, beneficially own or control a minority interest in any other joint venture. All of the outstanding equity interests of the JV beneficially owned by the Company have been validly issued, are fully paid and non-assessable and are free and clear of any Lien.

(c)	Organization. Each of the Group Companies (i) has been duly organized, is validly existing and is in good standing (if applicable) under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing (if applicable) as a foreign corporation or limited liability company, as the case may be, authorized to do business in each jurisdiction in which the nature of such business or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on (A) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Group Companies, taken as a whole, (B) the ability of any of the Group Companies to perform their respective obligations under any Document or (C) the validity or enforceability of any of the Documents or the consummation of any of the transactions contemplated therein (each, a “Material Adverse Effect”).

(d)	Capitalization and Voting Rights.

(i)	Capital Stock. The authorized capital of the Company consists, immediately prior to the Closing, of (i) Four Hundred Fifty Million (450,000,000) Common Shares, of which Seventy Five Million Seven Hundred Four Thousand Three Hundred Seventy-Nine (75,704,379) shares are issued and outstanding immediately prior to the Closing, and (ii) Fifty Million (50,000,000) shares of preferred stock of which Thirty Million Eight Hundred Five Thousand Four Hundred (30,805,400) shares of preferred stock are issued and outstanding.

(ii)	Issued Shares. As at the date hereof and immediately prior to the Closing, the aggregate number of Common Shares issued and which are issuable pursuant to any exercise, conversion, exchange, subscription or otherwise in connection with any warrants, options (including pursuant to the Company’s stock option plan), convertible securities or any agreement to sell or issue Common Shares or securities which may be exercised, converted or exchanged for Common Shares (collectively, “Fully-Diluted”) is One Hundred Fifteen Million One Hundred Sixty Five Thousand Four Hundred Forty Five (115,165,445). The Conversion Shares issuable upon conversion of the Convertible Notes and the Warrant Shares issuable upon exercise of the Warrants have been duly reserved for issuance. All of the issued and outstanding shares of each of the Group Company’s shares as of the Closing are duly authorized, validly issued, fully paid and non-assessable, were issued in accordance with the registration or qualification provisions of the Act and any relevant blue sky laws of the United States of America or pursuant to valid exemptions therefrom and were issued in compliance with other applicable laws (including, without limitation, applicable PRC laws, rules and regulations) and are not subject to any rescission right or put right on the part of the holder thereof nor does any holder thereof have the right to require the Company to repurchase such share capital.

(iii)	Voting and other Agreements. Except as set forth on Schedule 4(d)(iii) of the Disclosure Schedule, there are no outstanding (A) options, warrants or other rights to purchase from any Group Company, (B) agreements, contracts, arrangements or other obligations of any Group Company to issue, or (C) other rights to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of capital stock of, or other ownership or equity interests in, any Group Company. Except as disclosed in Schedule 4(d)(iii) of the Disclosure Schedules, none of the Group Companies is a party or subject to any agreement or understanding, and, to the Company’s knowledge after due inquiry, there is no agreement or understanding with any Person that affects or relates to (i) the voting or giving of written consents with respect to any security of any of the Group Companies (including, without limitation, any voting agreements, voting trust agreements, shareholder agreements or similar agreements) or the voting by a director of any of the Group Companies or (ii) the sale, transfer or other disposition with respect to any security of the Company.

(e)	No Registration Rights. Except as set forth on Schedule 4(e) of the Disclosure Schedule, no holder of securities of any of the Group Companies is or will be entitled to have any registration rights with respect to such securities.

(f)	Authorization and Execution. Each of the Group Companies has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the Documents to which it is a party and to consummate the transactions contemplated thereby. This Agreement has been duly authorized, executed and delivered by the Group Companies and the Controlling Shareholders. Each of the Documents has been duly authorized and when executed and delivered by the Group Companies and the Controlling Shareholders (to the extent it is a party thereto) shall constitute a legal, valid and binding obligation of each of the Group Companies and the Controlling Shareholders (to the extent it is a party thereto) enforceable against each of the Group Companies and the Controlling Shareholders (to the extent it is a party thereto) in accordance with its terms, except to the extent the indemnification provisions contained in Section 8 of this Agreement or in the Registration Rights Agreement may be limited by applicable securities laws.

(g)	Valid Issuance of Notes. Each of the HY Notes and the Convertible Notes, when issued, sold and delivered in accordance with the terms thereof and for the consideration set forth herein, will be free of restrictions on transfer, other than restrictions on transfer under applicable securities laws. Assuming the accuracy of the Purchaser’s representations in Section 6 below, the Securities will be issued in compliance with applicable securities laws. The HY Notes, when issued, will be in the form contemplated by the HY Note Indenture, and the Convertible Notes, when issued, will be in the form contemplated by the Convertible Note Indenture. Each of the HY Notes and the Convertible Notes has been duly authorized by the Company and, when executed and delivered by the Company, authenticated by the Trustee and delivered to the Purchaser in accordance with the terms of this Agreement and its respective Indenture, such Notes will have been duly executed, issued and delivered by the Company and will constitute legal, valid and binding obligations of the Company, entitled to the benefits of its respective Indenture and, in the case of the Convertible Notes, the Registration Rights Agreement, and enforceable in each case against the Company in accordance with their terms.

(h)	Valid Issuance of Conversion Shares, Warrants and Warrant Shares.

(i)	The Conversion Shares have been duly and validly authorized for issuance by the Company, and when issued pursuant to the terms of the Convertible Note Indenture, will be validly issued, fully paid and non-assessable, not subject to any preemptive or similar rights, free from all taxes, Liens, charges and security interests with respect to the issuance thereof and free of restrictions on transfer other than as expressly contemplated by the Documents.

(ii)	The Warrants, when issued, will be in the form contemplated by the Warrant Agreement. The Warrants have been duly and validly authorized for issuance by the Company, and, when executed and delivered by the Company, authenticated by the Warrant Agent and delivered to the Purchaser, in accordance with the terms of this Agreement and the Warrant Agreement, the Warrants will have been duly executed, issued and delivered by the Company and will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Warrant Agreement and the Registration Rights Agreement and enforceable against the Company in accordance with their terms.

(iii)	The Warrant Shares have been duly and validly authorized for issuance by the Company, and when issued pursuant to the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable, not subject to any preemptive or similar rights, free from all taxes, Liens, charges and security interests with respect to the issuance thereof and free of restrictions on transfer other than as expressly contemplated by the Documents.

(i)

Compliance with Instruments. None of the Group Companies is in violation of its respective certificate of incorporation, articles of association, by-laws or other organizational documents (the “Charter Documents”). Except as disclosed in Schedule 4(i) of the Disclosure Schedule, none of the Group Companies is, nor does any condition exist (nor will exist with the passage of time or otherwise) that could reasonably be expected to cause any of the Group Companies to be, (i) in violation of any statute, rule, regulation, law or ordinance, or any judgment, decree or order applicable to any of the Group Companies or any of their properties (collectively, “Applicable Law”) of any Cayman Islands, PRC national, provincial, local or other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization of applicable jurisdictions, domestic or foreign (each, a “Governmental Authority”), or (ii) in breach of or in default (or subject to acceleration any Debt) under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective property is bound (collectively, “Applicable Agreements”), provided further that each of the violations, breaches or defaults disclosed in Schedule 4(i) of the Disclosure Schedules do not, or would not, have a Material Adverse Effect.

(j)	No Conflicts. Neither the execution, delivery or performance of any of the Documents, the issuance of the Notes or the Warrants, nor the consummation of any of the transactions contemplated herein or therein will conflict with, violate, constitute a breach of or a default (nor will with the passage of time or otherwise) under, require the consent of any person or a Governmental Authority (other than consents already obtained and in full force and effect) or result in the imposition of a Lien (other than a Lien arising under the Security Documents and the transactions contemplated by this Agreement) on any assets of any of the Group Companies under or pursuant to (i) the Charter Documents, (ii) any Applicable Agreement, or (iii) any Applicable Law, other than in each of clause (ii) and (iii) such violations, breaches or defaults that would not, individually or in aggregate, have a Material Adverse Effect. After consummation of the transactions contemplated in the Documents, no Default or Event of Default will exist under either Indenture.

(k)	Security Interest/Security Documents.

(i)	When executed and delivered, the Offshore Share Pledge Agreement will create valid and enforceable first-priority (in the case of the HY Notes) and second-priority (in the case of the Convertible Notes) security interests in favor of the Offshore Collateral Agent in all of the “Pledged Collateral” (as defined therein)), which security interests will secure the repayment of the HY Notes and the Convertible Notes, respectively, and the other obligations purported to be secured thereby. As of the Closing Date, the pledgors under the Offshore Share Pledge Agreement will own the Pledged Collateral free and clear of all Liens (except for Liens arising by operation of law and Liens arising under the Offshore Share Pledge Agreement).

(ii)	When executed and delivered, and subject to the approval by relevant Governmental Authority as contemplated under Section 5(j) hereof, (x) the Onshore Share Pledge Agreement will create valid and enforceable security interests in favor of the Onshore Collateral Agent in all the equity interests in the WFOE and (y) the Note Pledge Agreement will create valid and enforceable security interests in favor of the Note Collateral Agent in all the “Collateral” as defined therein, in each case, which security interests will secure the repayment of the HY Notes and the Convertible Notes, respectively, and the other obligations purported to be secured thereby. When each of the Onshore Share Pledge Agreement and the Note Pledge Agreement is filed with, and approved by, the relevant Governmental Authority pursuant to Section 5(j) hereof, the security interests represented thereby will be perfected.

(l)	Governmental Consents. No filing with, consent, approval, authorization or order of, any Governmental Authority is required for (i) the valid execution, delivery and performance by any of the Group Companies of the Transaction Documents, (ii) the offer, sale, issuance or delivery of the HY Notes, the Warrants, the Warrant Shares, the Convertible Notes, the Conversion Shares, or the Guarantees or (iii) the consummation of the transactions contemplated by the Documents, except (x) as have been obtained or will have been obtained on or before the Closing Date, or (y) as may be necessary to perfect security interests granted pursuant to the Security Documents, and (z) as may be required under the Act or applicable securities laws.

(m)	Proceedings. There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, “Proceedings”), pending or, to the knowledge of the Company, threatened, that (X) seeks to restrain, enjoin, prevent the consummation of, or otherwise challenges any of the Documents or any of the transactions contemplated therein. None of the Group Companies is subject to any judgment, order or decree or (Y) would otherwise have or could be reasonably expected to have a Material Adverse Effect.

(n)	Permits. Each of the Group Companies possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now conducted (“Permits”). All of the Permits are valid and in full force and effect. Each of the Group Companies has fulfilled and performed all of its respective obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time could allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any such Permit. None of the Group Companies has received notice of any Proceeding relating to revocation or modification of any such Permit.

(o)

Title to Property. Each of the Group Companies has good and marketable title to all real property and personal property owned by it, in each case free and clear of any Liens, except such Liens as permitted under the Documents. For the real property not owned by any of the Group Companies and currently used or planned to be used for the business operations of the Group Companies, each of such Group Companies has good and marketable title to all leasehold estates in real and personal property being leased by it and, in each case free and clear of all Liens as of the Closing Date. Except as would not have a Material Adverse Effect on the Group Companies as a whole, (i) no default (or event which with notice or lapse of time, or both, would constitute such a default) by any of the Group Companies has occurred and is continuing under any of such leases, tenancies, licenses, concessions or agreements, (ii) there are no grounds for rescission, avoidance or repudiation of any of such leases, tenancies, licenses, concessions or agreements, and (iii) no notice of termination or of intention to terminate has been received in respect of any thereof, with such exceptions as are not material and do not materially interfere with the uses made or proposed to be made by such real property and buildings by the Group Companies. None of the Group Companies has received any written or actual notice of any claim of any nature that has been asserted by anyone adverse to the rights of a Group Company under any leases, tenancies, licenses, concessions or agreements or affecting the rights of a Group Company to the continued possession of such property or material assets, with such exceptions as are not material and do not materially interfere with the uses made or proposed to be made by such real property or assets by the Group Companies. The ownership of and the right to use the land and buildings owned or used by the Group Companies are not subject to any materially adverse, unusual or onerous terms or conditions. The properties and other material assets presently owned, leased or licensed by the Group Companies are structurally sound, are in good operating condition and repair and have been maintained in accordance with good business practice and are adequate for the uses to which they are being and intended by any of the Group Companies to be put, and none of such properties or other material assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and taking into account the age and length of the use of the same, ordinary wear and tear excepted. To the knowledge of the Company, there are no facts or conditions affecting any of such properties or other material assets which could, individually or in the aggregate, interfere in any material respect with the occupancy or use thereof as currently occupied or used.

(p)	Insurance. Each of the Group Companies maintains reasonable adequate insurance covering its material properties, operations, personnel and business, and is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged. All policies of insurance insuring the Group Companies and their respective businesses, assets, employees, officers and directors are in full force and effect. Each of the Group Companies is in compliance with the terms of such policies and instruments in all material respects, and there are no claims by any of the Group Companies under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. None of the Group Companies has been refused any insurance coverage sought or applied for, and none of the Group Companies has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not, individually or in the aggregate, have a Material Adverse Effect.

(q)	Taxes. All Tax returns required to be filed by each of the Group Companies have been filed, and all such returns are true, complete and correct in all material respects. All material Taxes that are due from each of the Group Companies have been paid other than those (i) currently payable without penalty or interest or (ii) being diligently contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with United States generally accepted accounting principles (“GAAP”). To the knowledge of the Company after due inquiry, there are no proposed Tax assessments against any of the Group Companies. The accruals and reserves on the books and records of each of the Group Companies in respect of any Tax liability for any Taxable period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term “Tax” and “Taxes” shall mean (a) all Cayman Islands, PRC national, provincial, local and foreign taxes, charges, fees, imposts, levies or other assessments of a similar nature (whether imposed directly or through withholding), and (b) any interest, fines, additions to tax, or penalties or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a).

(r)	Intellectual Property.

(i)	The Group Companies, collectively, own, or are validly licensed under, or have the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Intellectual Property”) used in the conduct of its businesses, free and clear of all Liens, except where the failure to own, possess, or have the right to use such Intellectual Property could not reasonably expected to have a Material Adverse Effect. To the Company’s knowledge, no claims or notices of any potential claim have been asserted by any person challenging the use of any such Intellectual Property by any of the Group Companies or questioning the validity or effectiveness of the Intellectual Property or any license or agreement related thereto, and, to the Company’s knowledge, there are no facts which would form a valid basis for any such claim. The use of such Intellectual Property by any of the Group Companies does not and will not infringe on the Intellectual Property rights of any other person.

(ii)	Schedule 4(r)(ii) of the Disclosure Schedule sets forth a complete list of (i) the Registered IP owned by or licensed to any of the Group Companies and (ii) all other material Intellectual Property licensed to any of the Group Companies. “Registered IP” means Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing. All Intellectual Properties owned by each of the Group Companies are valid and enforceable and are in compliance with formal legal requirements.

(iii)	Each of the Group Companies has taken reasonable steps and measures to establish and preserve ownership of or right to use all Intellectual Property material to the operation of its business. Each of the Group Companies has taken reasonable steps to register, protect, maintain, and safeguard the Intellectual Property material to its business, including any Intellectual Property that is jointly developed with any third-parties, or any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and has had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing. There is no infringement or misappropriation by any other Person of any Intellectual Property of any of the Group Companies. No proceedings or claims in which any of the Group Companies alleges that any Person is infringing upon, or otherwise violating, any Intellectual Property of any of the Group Companies are pending, and none has been served, instituted or asserted by any of the Group Companies.

(iv)	Each of the Group Companies owns all rights in and to any and all Intellectual Property used or planned to be used by the Group Companies, or covering or embodied in any past, current or planned activity or service of the Group Companies, which Intellectual Property was made, developed, conceived, created or written by any consultant retained, or any employee employed, by the Group Companies. No former or current employee, no former or current consultant, and no third-party joint developer of any of the Group Companies has any rights in any Intellectual Property made, developed, conceived, created or written by the aforesaid employee or consultant during the period of his or her retention by the Group Companies which can be asserted against any Group Company.

(v)

No Intellectual Property owned by any Group Company is the subject of any security interest, Lien, license or other contract granting rights therein to any other Person. Each of the Group Companies has not (a) transferred or assigned, (b) granted an exclusive license to or (c) provided or licensed, any Intellectual Property owned by the Group Companies to any Person who is the subject of any security interest, Lien, license or other contract granting rights therein to any other Person.

(s)	Internal Controls. Each of the Group Companies maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at quarterly intervals and appropriate action is taken with respect to any material differences.

(t)	Financial Statements; Independent Auditors.

(i)	The Cayman Subsidiary has delivered to the Purchaser its audited consolidated financial statements as of December 31, 2006 and for the fiscal year ended December 31, 2006 and its unaudited consolidated financial statements (including balance sheet, income statement and statement of cash flows) as of February 28, 2007 and for the two-month period ended February 28, 2007 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present the financial condition and operating results of the Group Companies as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, none of the Group Companies has any liabilities or obligations of any level whatsoever, whether accrued, absolute, determined, determinable, or contingent or otherwise, other than liabilities incurred in the ordinary course of business.

(ii)	Ernst & Young Hua Ming, who have certified the audited Financial Statements of the Cayman Subsidiary in 2005 and 2006 and delivered their report with respect thereto, are independent public accountants with respect to the Group Companies in accordance with applicable local accounting rules.

(u)	Absence of Changes. Except as related to the reorganization of the Company whereby it became the parent of the Cayman Subsidiary through a share exchange transaction consummated on April 9, 2007, none of the Group Companies has, since December 31, 2006, (A) entered into any material transactions, (B) entered into or assumed any material contract, (C) incurred, assumed or acquired any material liability (including contingent liability) or other obligation, (D) acquired or disposed of, or agreed to acquire or dispose of, any business or any other asset material to the Company and its subsidiaries, taken as a whole, (E) cancelled, waived, released or discounted in whole or in part any material debts or claims, (F) taken on or become subject to any material contingent liability, (G) declared, paid or made any dividend or distribution of any kind on any class of capital stock, or (H) entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matters identified in clauses (A) through (G) above. Since December 31, 2006, there has not been any event or condition of any type that has had or reasonably could be expected to have a Material Adverse Effect.

(v)	Indebtedness. All Debt represented by the Notes is being incurred for proper purposes and in good faith. Based on the financial condition of the Company as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the Group Companies’ assets exceeds the amount that will be required to be paid on or in respect of the Group Companies’ existing debts and other liabilities (including contingent liabilities) as they mature; (ii) the present fair saleable value of the assets of the Group Companies is greater than the amount that will be required to pay the probable liabilities of the Group Companies on their respective debt as they become absolute and mature, and (iii) the Group Companies are able to realize upon their assets and pay their debt and other liabilities (including contingent obligations) as they mature; (iv) the Group Companies’ assets do not constitute unreasonably small capital to carry on their respective businesses as now conducted and as proposed to be conducted including their respective capital needs taking into account the particular capital requirements of the business conducted by the Group Companies, and projected capital requirements and capital availability thereof; and (v) the current cash flow of each of the Group Companies, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. None of the Group Companies intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it or any other Group Companies will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction. None of the Group Companies is, or is reasonably likely to be, in default with respect to any Debt and no waiver of default is currently in effect. None of the Group Companies has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien. None of the Group Companies is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of any of the Group Companies, any agreement relating thereto or any other agreement (including, but not limited to, its Charter Document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company.

(w)	Material Contracts. All of the contracts and agreements of the Group Companies listed in Schedule 4(w) of the Disclosure Schedule, which are all of the agreements of the Group Companies that (A) have a contractual value exceeding US$1 million individually or (ii) are otherwise critical to the business or operations of the Group Companies, are in full force and effect and none of the Group Companies is, and to the knowledge of the Company, no counterparty to such contracts or agreements is, in breach or violation of any of the terms and conditions thereof in any material respect.

(x)	No Sale to the U.S. None of the Group Companies, their respective Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, sell or offer to sell or otherwise negotiated in respect of any security which is or would be integrated with the sale of the Securities in a manner or under circumstances that would require the registration of the Securities under the Act.

(y)

No Directed Selling Efforts. None of the Group Companies, their respective Affiliates, or any person acting on its or their behalf (other than the Purchaser, its Affiliates or persons acting on its behalf, as to whom the Company makes no representation) has engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Company, its Subsidiaries, their respective Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(z)	No Registration. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 6 hereof, no registration under the Act of the Securities is required for the offer, sale and delivery of the Securities in the manner contemplated herein nor is it necessary to qualify any Indenture under the Trust Indenture Act of 1939.

(aa)	Regulation S. The Company is a “foreign issuer” (within the meaning of Rule 902 under the 1933 Act) that reasonably believes that there is no “substantial U.S. market interest” (as such term is defined in Regulation S under the 1933 Act) with respect to any securities of the Company.

(bb)	Labor Matters. None of the Group Companies is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Group Companies. There is no strike or other labor dispute involving any of the Group Companies pending or threatened, which could have a Material Adverse Effect. There is no employment related charge, complaint, grievance, investigation, unfair labor practice claim or inquiry of any kind, pending or threatened against any of the Group Companies that could, individually or in the aggregate, have a Material Adverse Effect.

(cc)	Brokers and Finders. The Company has not engaged any broker, finder, commission agent or other similar person (other than Merrill Lynch Far East Limited) in connection with the transactions contemplated under the Documents, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions (other than commissions or fees to Merrill Lynch Far East Limited), which is the sole liability of, and will be paid by, the Company.

(dd)	Environmental Matters. Each of the Group Companies (i) is in compliance with any and all applicable PRC national, provincial, and local laws and regulations relating to the protection of the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, (iii) has not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, (iv) has no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not result in a Material Adverse Effect; and (v) has stored no hazardous materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any hazardous materials in a manner contrary to any Environmental Laws; except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect.

(ee)	Encumbrances. There are no encumbrances, foreign exchange restrictions or contractual restrictions on the ability of any of the Group Companies to pay dividends or make other distributions on such parties’ capital stock or to make loans or advances or pay any indebtedness to, or investments in, any of the Group Companies.

(ff)	Payment of Dividends. All dividends and other distributions that may be declared and payable on the share capital of the Company will not be subject to withholding or other taxes under the current laws and regulations of the Cayman Islands and are otherwise free and clear of any other tax, withholding or deduction in the Cayman Islands and may be so paid without the necessity of obtaining any governmental authorization in the Cayman Islands.

(gg)	Winding up; Dissolution. None of the Group Companies has taken any action nor, to the Company’s knowledge after due inquiry, have any steps been taken by any third party or legal, legislative or administrative proceedings been started or, to the Company’s knowledge after due inquiry, threatened to (i) wind up, dissolve, make dormant, or eliminate any of the Group Companies or (ii) to withdraw, revoke or cancel any material approvals to conduct the business of any of the Group Companies, if applicable.

(hh)	Sovereign Immunity. Under the laws of their respective jurisdiction of incorporation and the PRC, none of the Group Companies nor any of their properties, assets or revenues are entitled to any right of immunity on the grounds of sovereignty from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment prior to or in aid of execution of judgment, or from other legal process or proceeding for the giving of any relief or for the enforcement of any judgment.

(ii)	Stamp Duties. No stamp, issue, registration, transfer tax or duty or other similar tax or duty is payable by or on behalf of the Purchaser in the Cayman Islands (other than nominal stamp duty if the Agreement is signed of brought into the Cayman Islands) or any political subdivision or taxing authority thereof or therein in connection with: (A) the issue, offer and delivery by the Company of the Notes to or for the respective accounts of such Purchaser; (B) the execution and delivery of the Documents; or (C) the consummation of the transactions contemplated by the Documents.

(jj)	Purchaser Liability. No holders of any of the Notes or Warrants or Warrant Shares will be subject to liability in respect of any liability of the Company by virtue only of the holding of any such Notes or Warrants.

(kk)	Certificate. Each certificate signed by any officer of any of the Group Companies and delivered to the Purchaser shall be deemed a representation and warranty by such company (and not individually by such officer) to the Purchaser with respect to the matters covered thereby.

(ll)	Foreign Corrupt Practices Act. None of the Group Companies, nor to the knowledge of the Company, any agent or other person acting on behalf of any of the Group Companies, directly or indirectly, (i) has used any funds or will use such funds or any proceeds from the sale of the Notes for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Group Companies (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated or taken any other action which violates or would result in a violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations thereunder (the “FCPA”).

(mm)	Related Party Transactions. Except as otherwise disclosed in Schedule 4(mm) of the Disclosure Schedule, no material transactions, direct or indirect, exists between or among any Group Company or its Subsidiaries or any Affiliate of the Group Companies or its subsidiaries, on the one hand, and any former or current director, officer, stockholder, customer or supplier of any of them (including his or her spouse, child, sibling, any company or undertaking in which he or she holds any equity interest, or any person related by marriage or consanguinity), on the other hand; provided further that each of the material transactions disclosed in Schedule 4(mm) of the Disclosure Schedule was negotiated in good-faith and on an arms-length basis.

(nn)	Investment Company. None of the Group Companies is, and as a result of the offer and sale of the Securities contemplated herein will not be, required to register as an “investment company” under, and as such term is defined in, the U.S. Investment Company Act of 1940, as amended, in connection with or as a result of the offer and sale of the Securities.

(oo)	PFIC. None of the Group Companies is or intends to become a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code.

(pp)	OFAC. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC. None of the Group Companies does any business, or in the case of sale of residential properties by the Group Companies in the ordinary course of business, none of the Group Companies knowingly does any business, with governments, entities or persons subject to any U.S. sanctions administered by the OFAC or any enabling legislation or executive order relating thereto, or, to the best of the knowledge of the Company, any person or entity in those countries or with those persons, or perform contracts in support of projects in or for the benefit of those countries or those persons.

(qq)	Money Laundering Laws. The operations of each of the Group Companies are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Group Companies with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(rr)	Margin Rules. Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company will violate Regulation T, U or X of the Board of Governors of the U.S. Federal Reserve System or any other regulation of such Board of Governors.

(ss)	Other Representations and Warranties Relating to PRC Group Companies.

(i)	The constitutional documents and certificates and related material contracts of each of the Group Companies other than the Company and the Cayman Subsidiary (the “PRC Group Companies”) are valid and have been duly approved or registered (as applicable) by competent PRC Governmental Authorities.

(ii)	All material consents, approvals, authorizations or licenses requisite under PRC law for the due and proper establishment and operation of each of the PRC Group Companies have been duly obtained from the relevant PRC Governmental Authorities and are in full force and effect.

(iii)	All filings and registrations with the PRC Governmental Authorities required in respect of each of the Group Companies and its operations including, without limitation, the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs authorities have been duly completed in accordance with the relevant PRC rules and regulations.

(iv)	Each of the PRC Group Companies has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Government Authorities. There are no outstanding rights of, or commitments made by the Company or any Subsidiary to sell any equity interest in the WFOE, or by any of the other PRC Group Companies’ shareholders to sell any equity interest in such other PRC Group Companies.

(v)	None of the PRC Group Companies is in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of revocation of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by such PRC Group Company.

(vi)	Each of the PRC Group Companies has conducted its business activities within the permitted scope of business or has otherwise operated its business in compliance with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities.

(vii)	As to licenses, approvals and government grants and concessions requisite or useful for the conduct of any part of any of the PRC Group Companies’ business which are subject to periodic renewal, the Company has no knowledge of any grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Authorities.

(viii)	With regard to employment and staff or labor, each of the PRC Group Companies has complied with all applicable PRC laws and regulations in all material respects, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

(ix)	The assets of the PRC Group Companies constitute all of the assets used in or held for use by the PRC Group Companies in the operation of the real property development and services businesses described in the “Business” section of the Offering Memorandum.

(tt)	Full Disclosure. The Group Companies have provided the Purchaser with all information in their possession, custody or control that is or could be material to investment in the Securities and which was requested by Purchaser in the course of its due diligence investigation. All disclosure furnished by or on behalf of the Company to the Purchaser regarding any of the Group Companies, their respective businesses and the transactions contemplated under the Documents, including the Disclosure Schedule to this Agreement and the Offering Memorandum, are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Purchaser does not make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 6 hereof.

5. Covenants of the Group Companies. Each of the Group Companies, jointly and severally, hereby agrees:

(a)	To (i) advise the Purchaser promptly after obtaining knowledge (and, if requested by the Purchaser, confirm such advice in writing) of the issuance by any applicable securities commission of any stop order suspending the qualification or exemption from qualification of the Securities for offer or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any applicable securities commission or other regulatory authority, (ii) use its best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of the Securities under any applicable securities or Blue Sky laws, and (iii) if at any time any applicable securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Securities under any such laws, use its best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b)	Whether or not any of the transactions contemplated under the Documents are consummated or this Agreement is terminated, to pay (i) all costs, expenses, fees and taxes incident to and in connection with: (A) the printing, processing and distribution (including, without limitation, word processing and duplication costs) and delivery of, each of the Documents, and (B) the preparation, issuance and delivery of the Securities, (ii) all fees and expenses of the PRC, US, Cayman Islands and other counsel, accountants and any other experts or advisors retained by the Group Companies, (iii) all expenses in connection with qualifying the Securities for settlement in the Clearing Facilities, (iv) all fees and expenses (including fees and expenses of counsel) of the Company in connection with approval of the Securities for “book-entry” transfer, (v) all fees and expenses (including any filing, regulatory and registration fees) relating to the perfection of Liens, and (vi) all fees and expenses (including fees and expenses of counsel) of the Trustee, the Calculation Agent, the Warrant Agent, Merrill Lynch Far East, as Placement Agent, and the Collateral Agents; provided that such payment under this subsection (vi) together with all such payments pursuant to the Other Agreements, shall not exceed US$80,000 to the extent the transactions contemplated under the Documents are not consummated or this Agreement is terminated.

(c)	To do and perform all things and comply with all covenants and agreements required to be done and performed or complied with under the Documents prior to and after the Closing Date.

(d)	Prior to making any public disclosure or filings as may be required by applicable law with respect to this Agreement and the transactions contemplated hereby, (i) to provide the Purchaser and its counsel with the reasonable opportunity to review and comment on such public disclosure documents and consider in good faith any comments received by the Purchaser or its counsel, and (ii) if any such required public disclosure or filing expressly references the Purchaser or its Affiliates, to obtain the prior consent of the Purchaser (which consent shall not be unreasonably withheld) prior to the making of any such public disclosure.

(e)	Subject to the requirements of applicable laws and regulations and for so long as the Purchaser owns any of the Securities, the Company will furnish copies of (i) all reports and other communications (financial or otherwise) and all written certifications required to be furnished by the Company (A) to the Trustee under the Indentures or (B) to the Warrant Agent under the Warrant Agreement, and (ii) such other information as may be reasonably requested by the Purchasers.

(f)	During the two-year period after the Closing Date (or such shorter period as may be provided for in Rule 144(k) under the Act, as the same may be in effect from time to time), not to, and not to permit any current or future Subsidiaries of the Company or any other affiliates (as defined in Rule 144(a) under the Act) controlled by the Company to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by the Company, any current or future Subsidiaries of the Company or any other affiliates (as defined in Rule 144(a) under the Act) controlled by the Company, except pursuant to an effective registration statement under the Act.

(g)	To pay all stamp, documentary and transfer taxes and other duties, if any, which may be imposed by any Governmental Authorities or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or Warrants or the sale thereof to the Purchaser.

(h)	The Company will use reasonable best efforts not to become, and cause its Subsidiaries not to become, a PFIC. If the Company determines that it or any of its Subsidiaries has become a PFIC, the Company will promptly notify the Purchaser and provide all information requested by the Purchaser that is necessary for the Purchaser to make a qualified electing fund (QEF) election.

(i)	The Company agrees that it will not register any transfer of the Securities that is not (i) made in accordance with the provisions of Regulation S under the Act, (ii) made pursuant to registration under the Act, or (iii) made pursuant to an available exemption under the Act.

(j)

The Company shall, as soon as reasonably practicable, use its reasonable best efforts to (i) procure a collateral agent acceptable to the Purchaser and the PRC Governmental Authorities to serve as a collateral agent under the Onshore Share Pledge Agreement, which agreement shall be in the form acceptable to the Purchaser and the PRC Governmental Authorities, (ii) obtain approvals from, and complete filing procedures with, relevant Governmental Authorities in order (x) to create valid and enforceable security interests over all of the equity interests of the WFOE, and (y) to create valid and enforceable security interests over the “Collateral” as defined in the Note Pledge Agreement, including the approval from the State Administration for Foreign Exchange and its local branches, Henan Provincial Commerce Department and the registration with the Henan Industrial and Commercial Administration Bureau, as applicable, and (iii) procure Zhengzhou Industry & Commercial Service Co. (or another Person who is reasonably acceptable to Purchaser) as sponsor to act on behalf of the Company in making the foregoing filings and completing such procedures which sponsor shall act at the instruction of the Trustee. If the PRC Governmental Authorities require any amendments, modifications or changes to the Onshore Share Pledge Agreement or the Note Pledge Agreement, as the case may be, as a condition to their approval of such agreements, then the Company shall use its reasonable best efforts to effect such amendments, modifications or changes to such agreements, as the case may be, to obtain such approvals from the relevant Governmental Authorities.

(k)	The Company shall, contemporaneously with Closing, make an entry in its Register of Mortgages and Charges and other Encumbrances in respect of the applicable Security Documents in order to comply the legal requirements set forth in Section 54 of the Companies Law (2004 Revision) of the Cayman Islands and deliver to the Security Agent a certified copy thereof.

(l)	The Company will use the proceeds from the offer and sale of the Notes for (i) acquiring land use right in Suzhou, Hefei, Jinan, Zhengzhou and other cities in the PRC consistent with the Company’s development strategy and (ii) repayment of certain existing indebtedness of the Company in the aggregate principal amount of US$35 million advanced by Blue Ridge China Partners, L.P. and El Fund III China, LLC and the interest accrued thereon. The balance of the proceeds will be used by the Group Companies for working capital and general corporate purposes.

(m)	The Company (i) shall at all times keep reserved for issuance and delivery (x) upon conversion of the Convertible Notes such number of Conversion Shares or other shares of the Company as are from time to time issuable upon conversion of any Convertible Note, and (y) such number of Warrant Shares issuable upon exercise of any Warrant and (ii) shall, from time to time, take all necessary steps to amend its memorandum and articles of incorporation to provide a sufficient reserve of (x) Conversion Shares for issuance upon conversion of the Convertible Notes and (y) Warrant Shares for issuance upon exercise of the Warrants.

(n)	In connection with the conversion of the Convertible Notes into Conversion Shares or the exercise of the Warrants, neither the Company nor any Person acting on its behalf will take any action which would result in (i) the Conversion Shares being exchanged by the Company other than with the then existing holders of the Convertible Notes exclusively or (ii) the Warrant Shares being issued by the Company other than to the then existing holders of the Warrants exclusively, in each case where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange in compliance with Section 3(a)(9) of the Act.

(o)

Each of the Group Companies undertakes that (i) they will comply with the FCPA, including, without limitation, not making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of value to any “foreign official” (as the term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (ii) it will conduct its business in compliance with the FCPA, and (iii) it will institute and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(p)	The Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as the Conversion Shares or the Warrant Shares are “restricted securities” as defined in Rule 144(a)(3), if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and make publicly available in accordance with Rule 144(c) (and, if the Purchaser owns any Conversion Shares or Warrant Shares, furnish to the Purchaser) such information as is required to sell such Conversion Shares or Warrant Shares under Rule 144. The Company further covenants that it will take such further action as any holder of the Conversion Shares or Warrant Shares may reasonably request, to the extent required from time to time to enable such person to sell such Conversion Shares or Warrant Shares, as applicable, without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

(q)	The Company and the Purchaser shall consult with each other in issuing any press releases or making any other public statement with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release or otherwise make any such public statement (i) without the prior consent of the Company, with respect to any press release of the Purchaser, or (ii) without the prior consent of the Purchaser, with respect to any press release of the Company, in either case of (i) and (ii), which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly or otherwise disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the United States Securities and Exchange Commission (the “Commission”) or any regulatory agency or any securities exchange or trading market (a “Trading Market”), without the prior written consent of the Purchaser, which consent may be withheld in its sole discretion, except (x) as required by federal securities law in connection with the filing of the Documents (including signature pages thereto) with the Commission or similar authority in a jurisdiction under which laws the Company is subject and (y) to the extent such disclosure is required by law or any Trading Market regulations, in which case the Company shall provide the Purchaser with reasonable prior notice of such disclosure permitted hereunder.

(r)	Each of the Group Companies covenants to take any and all actions, including the filing of any and all documents, that may be necessary to continue the appointment of the Authorized Agent by it under Section 12(d) hereof in full force and effect for so long as the Purchaser holds any Notes or Warrants.

(s)	To qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Purchaser and Other Purchasers shall reasonably request and will continue such qualifications in effect so long as required for the offering and resale of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(t)	Each of the Group Companies will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(u)	None of the Group Companies, their respective Affiliates, or any person acting on its or their behalf (other than the Purchaser, its Affiliates or persons acting on its behalf, as to whom the Company makes no representation) will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Company, its Subsidiaries, their respective Affiliates and each person acting on its or their behalf will comply with the offering restrictions requirement of Regulation S.

(v)	So long as any of the HY Notes or Warrants purchased hereunder remain outstanding, (i) the Company shall promptly disclose to the Purchaser the contents and deliver copies of any side letter or similar agreement (as the same may be amended and supplemented and in effect from time to time, a “Side Letter”) between any Group Company and any Other Purchaser (or its Affiliates), whether such Side Letters is executed prior to, simultaneously or after the Closing Date, that alters or supplements the terms of any of the Documents and has the effect of conferring rights to, or benefits for, such Other Purchaser that are more favorable in any respect than the rights and benefits established in favor of Purchaser under the Documents (“Preferred Rights”), and (ii) the Company shall, or shall cause the applicable Group Company to, automatically, and without any need for further action, grant the Preferred Rights to the Purchaser unless and until such Preferred Rights have been revoked or modified by written agreement between the applicable Group Company and such Other Purchaser (or its Affiliate); provided, however, that notwithstanding the foregoing, the performance by any Group Company of its obligations under this Agreement, the Other Agreements (which are identical to this Agreement except in the case of the Other Agreement relating to the Subsequent Sale) or other Documents (which are substantially identical to the forms contained in Exhibits to this Agreement), including without limitation, (x) the execution, delivery and performance by the Company of that certain Voting Agreement with Drawbridge Global Macro Master Fund Ltd, (y) the proposed Subsequent Sale to Merrill Lynch International under one of the Other Agreement and (z) the exercise by any Group Company of its rights under the Documents, shall not be deemed to create or confer any Preferred Rights and shall not create any obligation on the part of any Group Company hereunder.

6. Purchaser’s Representations, Warranties and Agreements.

The Purchaser represents and warrants to the Company that:

(a)	The Purchaser understands that the purchase of the Units and Convertible Notes involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold the Units and Convertible Notes for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of its investment in, the Units and Convertible Notes. In addition, the Purchaser confirms that it has experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement.

(b)	The Purchaser is not a “U.S. Person” (as defined in Rule 902 of Regulation S under the Act) and is not acquiring the securities for the account or benefit of any U.S. Person, such Purchaser (i) agrees not to resell the Securities except in accordance with the provisions of Regulation S under the Act, pursuant to registration under the Act, or pursuant to an available exemption from registration, and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Act, (ii) agrees that any certificates representing the Securities issued to the Purchaser shall contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act or pursuant to an available exemption from registration and that hedging transactions with regard to such securities may not be conducted unless in compliance with the Act, (iii) agrees that the Company is hereby required to refuse to register any transfer of any securities issued to the Purchaser not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration, and (iv) represents that its subscription and payment for and continued beneficial ownership of the Securities does not violate any applicable securities laws or other laws of the jurisdiction of its organization.

(c)	The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Units and Convertible Notes and the business, management, properties, prospects and financial condition of the Company.

(d)	The Purchaser acknowledges that the Units, the Warrant Shares, the Convertible Notes and the Conversion Shares are “restricted securities” as defined in Rule 144 under the Act and subject to resale restrictions during the period set forth in Rule 144. The Purchaser further understands that no public market now exists for any of the Securities issued by the Company and the Company has given no assurances that a public market will ever exist for the Company’s Securities.

7. Conditions to Purchase Securities at Closing. (i) The Purchaser’s obligation to purchase the Securities under this Agreement is subject to the satisfaction or waiver of each of the following conditions:

(a)	All the representations and warranties of each of the Group Companies and the Controlling Shareholders contained in this Agreement and in each of the Documents shall have been true and correct (disregarding all qualification and exceptions contained therein relating to materiality or Material Adverse Effect) in all material respects as of the date hereof and shall be true and correct in all material respects at the Closing Date. On or prior to the Closing Date, the Group Companies, the Controlling Shareholders and each other party to the Documents (other than the Purchaser) shall have performed or complied with all of the agreements and satisfied all conditions on their respective parts to be performed, complied with or satisfied pursuant to the Documents to the satisfaction of the Purchaser.

(b)	No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that could prevent or materially interfere with the consummation of the transactions contemplated under the Documents; and no stop order suspending the qualification or exemption from qualification of any of the Securities in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or, to the knowledge of the Company after due inquiry, be pending or threatened as of the Closing Date.

(c)	No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that could, as of the Closing Date, reasonably be expected to prevent the consummation of the transactions contemplated under the Documents. No Proceeding shall be pending or, to the knowledge of the Company after due inquiry, threatened other than Proceedings that (A) are disclosed in the Disclosure Schedule, (B) if adversely determined could not, individually or in the aggregate, adversely affect the issuance or marketability of the Units or the Convertible Notes, or (C) could not, individually or in the aggregate, have a Material Adverse Effect.

(d)	The Company shall have obtained any and all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, all authorizations, approvals or consents of any Governmental Authority.

(e)	The Purchaser shall have received on the Closing Date:

(i)	certificates dated the Closing Date, signed by (1) the Chief Executive Officer and (2) the principal financial or accounting officer(s) of each of the Group Companies, on behalf of each of such Group Companies, respectively, to the effect that (a) the representations and warranties set forth in Section 4 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Date, (b) such Group Company has complied with all Documents in all material respects and satisfied all conditions set forth in such Documents on its part to be performed or satisfied hereunder (to the extent it is a party to such Documents) at or prior to the Closing Date, (c) at the Closing Date, since the date hereof or December 31, 2006, no event or events have occurred, no information has become known nor does any condition exist that could, individually or in the aggregate, have a Material Adverse Effect, (d) since December 31, 2006, none of the Group Companies has incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, or that are material to the business, condition (financial or otherwise), results of operations, prospects or regulatory status of the Group Companies, taken as a whole, and there has not been any change in the capital stock or long-term indebtedness of any of the Group Companies that is material to the business, condition (financial or otherwise) or results of operations, prospects or regulatory status of the Group Companies, taken as a whole, and (e) the sale of any of the Securities has not been enjoined (temporarily or permanently);

(ii)	certificates dated the Closing Date, executed by the Secretary or authorized officer of each of the Group Companies, certifying such matters as the Purchaser may reasonably request;

(iii)	certificates dated the Closing Date, executed by officers of the Company, certifying such matters as the Purchaser may reasonably request;

(iv)	the opinion of Baker & McKenzie LLP, U.S. counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit H-1;

(v)	the opinion of Maples & Calder, Cayman counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit H-2; and

(vi)	the opinion of TransAsia Lawyers, PRC counsel to the Company, dated the Closing Date, in the form attached hereto as Exhibit H-3.

(f)	Each of the Documents shall have been executed and delivered by all parties thereto to the satisfaction of the Purchaser, and the Purchaser shall have received a fully executed original (or clearly legible facsimile copy) of each Document.

(g)	The Purchaser shall have received copies of all opinions, certificates, letters and other documents delivered under or in connection with the transactions contemplated in the Documents that are required to be delivered at or prior to the Closing Date.

(h)	None of the Group Companies who are parties to any of the Documents shall be in breach or default under their respective obligations thereunder.

(i)	The Offshore Collateral Agent shall have received on the Closing Date:

(i)	the certificate representing the Pledged Stock (as defined in the Offshore Share Pledge Agreement), accompanied by undated stock powers duly executed in blank by the Pledgor pursuant to the Offshore Share Pledge Agreement;

(ii)	any appropriately completed copies, which have been duly authorized for filing by the appropriate Person, of any instruments as may be necessary or desirable to perfect the security interests of the Offshore Collateral Agent pursuant to the Indentures;

(iii)	a copy of the Company’s register of charges and mortgages, dated a date reasonably near to the Closing Date, listing all effective financing statements which name the Company as the debtor, together with copies of such financing statements (none of which shall cover any collateral described in the Indentures);

(iv)	such other approvals, opinions, or documents as the Offshore Collateral Agent may reasonably request in form and substance reasonably satisfactory to the Offshore Collateral Agent; and

(v)	the Offshore Collateral Agent and its counsel shall be satisfied that (i) the Lien granted to the Offshore Collateral Agent, for the benefit of the “Secured Parties” (as defined in the Security Documents) in the collateral described above is a first-priority Lien in favor of the holders of HY Notes and a second-priority Lien in favor of the holders of the Convertible Notes in the case of previously unencumbered property identified on Schedule 4(k); and (ii) no Lien exists on any of the collateral described above other than the Lien created in favor of the Offshore Collateral Agent, for the benefit of the Secured Parties, pursuant to the Indentures and the Offshore Share Pledge Agreement.

(j)	Each of Mr. ZHANG Yong and Mr. ZHANG Longgen shall have entered into the Non-Competition Agreement in the form attached hereto as Exhibit I.

(k)	The Company shall have entered into the Information Rights and Inspection Agreement in the form attached hereto as Exhibit J.

(l)

The respective Boards of Directors and, to the extent legally required, the respective shareholders of the Group Companies shall have approved and authorized by all necessary corporate action (i) the execution and delivery of the Documents, (ii) all actions to be performed or satisfied under the Documents (including, without limitation, (x) the reserve for issuance of the Conversion Shares issuable upon conversion of the Convertible Notes and (y)

the reserve for issuance of the Warrant Shares issuable upon exercise of the Warrants), (iii) the consummation of the transactions contemplated by the Documents, (iv) the pricing terms of the Units and the Convertible Notes and (v) all other actions necessary in connection with the transactions contemplated by the Documents and the offering of the Units and the Convertible Notes, and shall have provided the Purchaser with a copy of such authorizations.

(m)	The Purchaser shall have received all necessary internal approval for the transactions contemplated hereunder or under the Documents.

(n)	The Purchaser shall have received evidence that the Authorized Agent (as defined in Section 12(d) hereof) has accepted the appointments under Section 12(d) by each of the Group Companies and the Controlling Shareholders.

(o)	The Company shall have previously consummated the sale and issuance of 750 Units to the Other Purchasers pursuant to the Other Agreements.

(p)	The Company shall have obtained a long-term Certificate of Approval pursuant to Opinions on Regulating the Access to and Administration of Foreign Investment in the Real Estate Market (2006) or obtained from the appropriate PRC Governmental Authorities a waiver thereof until a date not earlier than August 1, 2007.

(q)	The closing conditions set forth in Section 7 of the Other Agreements shall have been satisfied or waived by the applicable Other Purchasers.

(ii) The Company’s obligations to issue and sell (x) US$25,000,000 principal amount of Convertible Notes or (y) HY Notes and Warrants constituting 250 Units under this Agreement shall be subject to the satisfaction or waiver of the following conditions:

(a)	Prior to the Closing Date, the Company shall have previously consummated the sale and issuance of 750 Units to the Other Purchasers pursuant to the Other Purchase Agreements.

(b)	On the Closing Date, the Purchaser shall have paid the Purchase Price in consideration for the issuance and sale of such Convertible Notes or Units, as the case may be, in accordance with Section 3 hereof.

8. Indemnification.

(a)	Each of the Group Companies, jointly and severally, agrees to indemnify and hold harmless the Purchaser, each of its affiliates (including any person who controls the Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) and their respective officers, directors, partners, shareholders, counsel, employees and agents (the Purchaser and each such other person being referred to as an “Indemnified Person”), to the fullest extent lawful, from and against any losses, claims, damages, liabilities and reasonable expenses (or actions in respect thereof), as incurred, related to or arising out of or in connection with:

(i)	actions taken or omitted to be taken by any of the Group Companies or their respective affiliates, officers, directors, employees or agents in breach or violation of their respective representations, warranties, covenants and agreements set forth in this Agreement or any of the other Documents;

(ii)	any breach by any of the Group Companies of their respective representations, warranties, covenants and agreements set forth in this Agreement or in any of the other Documents;

(iii)	any untrue statement or alleged untrue statement of a material fact, or the omission or alleged omission to state in (x) the Offering Memorandum or (y) the Disclosure Schedule, a material fact required to be stated therein, or necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

and, subject to the provisions hereof, will reimburse the Indemnified Persons for all reasonable expenses (including, without limitation, fees and expenses of counsel) as they are incurred in connection with investigating, preparing, defending or settling any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party. If any of the Indemnified Persons’ personnel appears as witnesses, are deposed or are otherwise involved in the defense of any action against an Indemnified Person, any of the Group Companies or their respective officers or directors, the Group Companies will reimburse the Purchaser for all reasonable expenses incurred by the Purchaser by reason of any of the Indemnified Persons being involved in any such action; provided, however, any of the Group Companies shall not be liable for indemnification hereunder with regard to any grossly negligent act or omission or willful misconduct by the Purchaser or any other Indemnified Person which is the sole cause of, and results in, the unavailability to the Company (or any of its affiliates) or to the offering of the Units or the Convertible Notes of the exemption from the registration requirements of the Act provided by Regulation S or Regulation D thereunder. This indemnity will be in addition to any liability that any of the Group Companies may otherwise have to the Indemnified Persons.

(b)

As promptly as reasonably practical after receipt by an Indemnified Person under this Section 8 of notice of the commencement of any action for which such Indemnified Person is entitled to indemnification under this Section 8, such Indemnified Person will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve such indemnifying party from any liability under paragraph (a) above unless and only to the extent it is materially prejudiced as a result thereof and (ii) will not, in any event, relieve the indemnifying party from any obligations to any Indemnified Person other than the indemnification obligation provided in paragraph (a) above. In case any such action is brought against any Indemnified Person, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnified Person (who shall not, except with the written consent of such Indemnified Person, be counsel to the indemnifying party) at the expense of the indemnifying party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the Indemnified Person would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or are targets of, any such action include both the Indemnified Person and the indemnifying party, and the Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it and/or any other Indemnified Person that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable time after notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such Indemnified Person or Persons and such Indemnified Person or Persons shall have the right to select separate counsel (including an additional local counsel) to defend such action on behalf of such Indemnified Person or Persons at the expense of the indemnifying party. After notice from the indemnifying party to such Indemnified Person of its election so to assume the defense thereof and approval by such Indemnified Person of counsel appointed to defend such action, the indemnifying party will not be liable to such Indemnified Person under this Section 8 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such Indemnified Person in connection with the defense thereof, unless (i) the Indemnified Person shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, representing the Indemnified Persons who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the Indemnified Person at the expense of the indemnifying party. After such notice from the indemnifying party to such Indemnified Person, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such Indemnified Person without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

(c)	No indemnifying party shall, without the prior written consent of any Indemnified Person, effect any settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action, claim, suit or proceeding in respect of which the Indemnified Person is or could have been a party, or indemnity could have been sought hereunder by any Indemnified Person (whether or not the Indemnified Person is an actual or potential party to such action or claim), unless such settlement (A) includes an unconditional express written release of any Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person, from all losses, claims, damages or liabilities arising out of such action, claim, suit or proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of such Indemnified Person. If a claim or action is settled, or if there be a final judgment for the plaintiff with respect to any such claim or action, each indemnifying party jointly and severally agrees, subject to the exceptions and limitations set forth above, to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages or liabilities (and legal and other expenses as set forth above) incurred by reason of such settlement or judgment.

(d)

To provide for just and equitable contribution to joint liability in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 8 provides for indemnification in such case, or (ii) contribution may be required on the part of any party hereto for which indemnification is provided under this Section 8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations; provided, however, that, in any such case, no Indemnified Person will be required to contribute any amount in excess of the price paid by such Indemnified Person (or its Affiliate) for the Securities.

(e)	The indemnity and expense reimbursement obligations set forth herein (i) shall be in addition to any liability any of the Group Companies or the Controlling Shareholders may have to any Indemnified Person at common law or otherwise, (ii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Purchaser or any other Indemnified Person and (iii) shall be binding on any successor or assignee of any of the Group Companies and successors or assignees of any of the Group Companies’ business and assets.

(f)	If any of the Group Companies enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities, such Group Company shall provide for the assumption of their obligations under this Agreement by another party reasonably satisfactory to the Purchaser.

9. Termination. (i) The Purchaser may terminate this Agreement at any time prior to the Closing Date by written notice to the Company if any of the following has occurred:

(a)	since the date hereof, any Material Adverse Effect or development involving or reasonably expected to result in a prospective Material Adverse Effect that could, in the Purchaser’s reasonable judgment, be expected to (i) make it impracticable or inadvisable to proceed with the purchase of the Securities on the terms and in the manner contemplated in this Agreement and the Indentures, or (ii) materially impair the investment quality of any of the Securities;

(b)	the failure of any of the Group Companies to satisfy any of the conditions contained in Section 7(i) hereof on or prior to May 15, 2007;

(c)	any outbreak or escalation of hostilities or other national or international calamity or crisis, including acts of terrorism, or material adverse change or disruption in economic conditions in, or in the financial markets of, the United States, the European Union, PRC or Hong Kong (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date hereof), if the effect of such outbreak, escalation, calamity, crisis, act or material adverse change in the economic conditions in, or in the financial markets of, the United States, the European Union or Hong Kong could be expected to make it, in the Purchaser’s sole judgment, impracticable or inadvisable to proceed with the consummation of the transactions on the terms and in the manner contemplated in this Agreement or the Indentures;

(d)	the enactment, publication, decree or other promulgation after the date hereof of any Applicable Law that could be reasonably expected to have a Material Adverse Effect;

(e)	the declaration of a banking moratorium by any federal or New York state Governmental Authority; or the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that could reasonably be expected to have a material adverse effect on the financial markets in the United States, European Union, Hong Kong or elsewhere; or

(f)	any of the Other Agreements has been terminated pursuant to the terms thereof.

(ii) Subject to the satisfaction (or waiver by the Purchaser) by the Company of all of the conditions specified in Section 7(i), at the Closing, the Company may terminate this Agreement by written notice to the Purchaser on the Closing Date in the event that the conditions contained in Section 7(ii) hereof have not been satisfied (or otherwise waived by the Company) on the Closing Date.

10. Survival of Representations and Indemnities. The representations and warranties, covenants, indemnities and contribution and expense reimbursement provisions and other agreements of any of the Group Companies, the Controlling Shareholders and the Purchaser set forth in this Agreement shall remain operative and in full force and effect, and will survive, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Purchaser, any of the Group Companies or the Controlling Shareholders, and (ii) acceptance of the Units and Convertible Notes, and payment for them hereunder.

11. Substitution of Purchaser. The Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Units or Convertible Notes, by written notice to the Company, which notice shall be signed by the Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6 hereof. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 11), such word shall be deemed to refer to such Affiliate in lieu of the original purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to the original purchaser all of the Units or Convertible Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 11), such word shall no longer be deemed to refer to such Affiliate, but shall refer to the original purchaser, and the original purchaser shall have all the rights of an original holder of the United or Convertible Notes under this Agreement.

12. Miscellaneous.

(a)	Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company and/or the other Group Companies, to: No. 129, 5th Avenue, Zhengzhou Economic and Technology Development Zone, Henan Province, People’s Republic of China, Fax: +86 371 6565 1168, Attention: Chief Financial Officer, and (ii) if to the Purchaser, to the address as indicated in Schedule I.

(b)	This Agreement has been and is made solely for the benefit of and shall be binding upon each of the Group Companies, the Controlling Shareholders and the Purchaser and, to the extent provided in Section 8 hereof, the affiliates and their respective agents, employees, officers, directors, partners, counsel, and shareholders expressly referred to in Section 8, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement; provided, however, that Merrill Lynch Far East Limited may rely on the representations and warranties herein contained as an intended third-party beneficiary thereof.

(c)	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(d)	Subject to Section 12(f) below, each of the Group Companies and the Controlling Shareholders agrees that any suit, action or proceeding against any of the Group Companies and the Controlling Shareholders arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Group Companies and the Controlling Shareholders hereby appoints Law Debenture Corporate Services Inc., 400 Madison Avenue, Suite 4D, New York, NY 10017, Facsimile No. +1 212 750 1361, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein.

(e)	Subject to Section 12(f) below, the parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

(f)	All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed as follows: one arbitrator shall be appointed by the Purchaser, one arbitrator shall be appointed by the Company, and the third arbitrator shall be appointed jointly by the two arbitrators appointed by the parties. The place of arbitration shall be in Singapore. The arbitration shall be conducted in English. The arbitration awards shall be final and binding upon the parties.

(g)	No failure to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(h)	This Agreement may be signed in various counterparts which together shall constitute one and the same instrument.

(i)	The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

(j)	If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, in each case, to the extent permitted by applicable law, and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable, to the extent permitted by applicable law.

(k)	This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given; provided that the same are in writing and signed by all of the signatories hereto.

Please confirm that the foregoing correctly sets forth the agreement among the Group Companies and the Purchaser.

Very truly yours,

GROUP COMPANIES

XINYUAN REAL ESTATE CO., LTD.

By:
Name:
Title:

XINYUAN REAL ESTATE, LTD.

By:
Name:
Title:

XINYUAN (CHINA) REAL ESTATE CO., LTD.

By:
Name:
Title:

HENAN XINYUAN REAL ESTATE CO., LTD.

By:
Name:
Title:

SUZHOU XINYUAN REAL ESTATE DEVELOPMENT CO., LTD.

By:
Name:
Title:

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

HENAN XINYUAN REAL ESTATE AGENCY CO., LTD.

By:
Name:
Title:

XINYUAN PROPERTY MANAGEMENT CO., LTD.

By:
Name:
Title:

ZHENGZHOU MINGYUAN LANDSCAPE ENGINEERING CO., LTD.

By:
Name:
Title:

ZHENGZHOU XINYUAN COMPUTER NETWORK ENGINEERING CO., LTD.

By:
Name:
Title:

HENAN WANZHONG REAL ESTATE CO., LTD.

By:
Name:
Title:

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

SHANDONG XINYUAN REAL ESTATE CO., LTD.

By:
Name:
Title:

ANHUI XINYUAN REAL ESTATE DEVELOPMENT CO., LTD.

By:
Name:
Title:

QINGDAO XINYUAN XIANGRUI REAL ESTATE CO., LTD.

By:
Name:
Title:

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

CONTROLLING SHAREHOLDERS

By:
Mr. ZHANG Yong

By:
Ms. YANG Yuyan

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

Accepted and Agreed to:

MERRILL LYNCH INTERNATIONAL

By:

By:
Name:
Title:	Authorized Signatory

[SIGNATURE PAGE TO PURCHASE AGREEMENT]

Schedule I. Purchasers Name, Address and Amounts to be Purchased

Schedule II. Group Companies

Exhibit A-1. Form of High Yield Indenture

Exhibit A-2. Form of Convertible Bond Indenture

Exhibit B. Form of Warrant Agreement

Exhibit C-1. Form of Offshore Share Pledge Agreement

Exhibit C-2. Form of Onshore Share Pledge Agreement

Exhibit C-3. Form of Note Pledge Agreement

Exhibit D. Form of Intercreditor Agreement

Exhibit E. Form of Registration Rights Agreement

Exhibit F. Form of Onshore Account Agreement

Exhibit G. Disclosure Schedules

Exhibit H-1. Form of US Legal Opinion

Exhibit H-2. Form of Cayman Legal Opinion

Exhibit H-3. Form of PRC Legal Opinion

Exhibit I. Form of Non-Competition Agreement

Exhibit J. Form of Information Rights and Inspection Agreement

SCHEDULE I

Schedule of Purchasers

I.	Closing of the Sale and Issuance of 750 Units

Initial Closing Date: April 13, 2006

Name and Address	Number of HY Notes	Number of Warrants	Purchase Price
Drawbridge Global Macro Master Fund Ltd Address: [to be inserted]	100	100	US$	9,925,000

Polygon Global Opportunities Master Fund Address: [to be inserted]	150	150	US$	14,887,500

Merrill Lynch International Address: Merrill Lynch Financial Center 2 King Edward Street London EC1A 1HQ England	100	100	US$	9,925,000

Forum Partners Asian Realty II , LP Address: [to be inserted]	300	300	US$	29,775,000

Dillon Read Finance LP Address: [to be inserted]	54	54	US$	5,359,500

Dillon Read Financial Trading Products Ltd. Address: [to be inserted]	46	46	US$	4,565,500

TOTAL	750	750	US$	74,437,500

SCHEDULE I (CONTINUED)

Schedule of Purchasers (the Subsequent Sale)

II.	Closing of the Sale and Issuance of either (i) 250 Units or (ii) US$25,000,000 of Convertible Notes.

(to be revised upon the consummation of the Subsequent Sale)

Anticipated Closing Date: April 20, 2006

If sale and issuance of 250 Units in the Subsequent Sale

Name and Address	Number of HY Notes	Number of Warrants	Purchase Price
Merrill Lynch International Address: Merrill Lynch Financial Center 2 King Edward Street London EC1A 1HQ England	250	250	US$	24,812,500

OR

If sale and issuance of Convertible Notes in the Subsequent Sale

Name and Address	Number of Convertible Notes	Purchase Price
Merrill Lynch International Address: Merrill Lynch Financial Center 2 King Edward Street London EC1A 1HQ England	250	US$	25,000,000

SCHEDULE II GROUP COMPANIES

Xinyuan Real Estate, Ltd.

Xinyuan (China) Real Estate Co., Ltd.

Henan Xinyuan Real Estate Co., Ltd.

Suzhou Xinyuan Real Estate Development Co., Ltd.

Henan Xinyuan Real Estate Agency Co., Ltd.

Xinyuan Property Management Co., Ltd.

Zhengzhou Mingyuan Landscape Engineering Co., Ltd.

Zhengzhou Xinyuan Computer Network Engineering Co., Ltd.

Henan Wanzhong Real Estate Co., Ltd.

Shandong Xinyuan Real Estate Co., Ltd.

Anhui Xinyuan Real Estate Development Co., Ltd.

Qingdao Xinyuan Xiangrui Real Estate Co., Ltd.